Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ATA Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-224760) on Form S-8 of ATA Inc. of our report dated April 18, 2019, with respect to the consolidated balance sheets of ATA Inc. as of December 31, 2017 and 2018, and the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for the year ended March 31, 2017, nine-month period ended December 31, 2017, and the year ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 20-F of ATA Inc..

/s/ KPMG Huazhen LLP

Beijing China
April 18, 2019